EXHIBIT 99.1

Global System Dynamics, Inc. Receives Notice of Non-Compliance with Nasdaq’s Listing Rule 5620(a)

HOUSTON, TX, January 10, 2024 – Today, Global System Dynamics, Inc. (“GSD,” the “Company”) announced that it received notification from The Nasdaq Stock Market LLC (“Nasdaq”) that it is not in compliance with the Nasdaq’s annual shareholder meeting requirement, pursuant to Nasdaq Listing Rule 5620(a).

On January 5, 2024, Nasdaq notified the Company in a letter (the “Notice Letter”) that it did not comply with Nasdaq Listing Rule 5620(a), which requires listed companies to hold an annual shareholder’s meeting no later than one year following its last fiscal year. To date, the Company has not held its annual shareholder’s meeting. The Notice Letter stated that such deficiency would be an additional factor considered by the Nasdaq Hearing Panel (the “Panel”) in the Company’s hearing regarding delisting from the Nasdaq. The Company is in the process of scheduling the annual shareholder’s meeting, which date will be provided to its shareholders on further notice.

The Notice Letter also stipulated that the Company comply with Nasdaq Listing Rule 5810(c)(2)(G), which requires listed companies to promptly disclose their receipt of letters regarding failure to comply with certain Nasdaq Listing Rules by either (i) filing a current report on Form 8-K, where required by SEC rules, or (ii) issuing a press release. The Form 8-K filing or press release issuance must occur within four (4) business days after the date of the Notice Letter. Contemporaneously with the issuance of this press release, the Company is filing a current report on Form 8-K to disclose the contents of the Notice Letter.

The Notice Letter required the Company to present its views regarding non-compliance with Nasdaq Listing Rule 5620(a) to the Panel in writing no later than January 12, 2024. The Company is currently preparing a response to the Notice Letter for an anticipated timely submission.

The Notice Letter comes after a previously disclosed stipulation from the Panel on January 2, 2024 that our request to continue our listing on Nasdaq was granted, subject to our filing a response to the United States Securities and Exchange Commission (the “SEC”)’s comments received on Form S-4 (“Form S-4”) by or before January 19, 2024. The Panel also required GSD to complete its business combination with DarkPulse, Inc (OTC: DPLS) on or before April 1, 2024 (the “Business Combination”). The Company is working diligently to meet these deadlines.

If the Company fails to address its deficiencies with the Nasdaq Listing Rules and evidence compliance upon filing its amended registration statement on the Form S-4 with the SEC by the stipulated date, the Company may be subject to delisting from the Nasdaq. We cannot assure that despite our completion of a compliance plan or submission of an amendment to the Form S-4, Nasdaq will grant our request for our continued listing on the Nasdaq.

About Global System Dynamics, Inc.

GSD is a newly organized blank check company incorporated in January 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

In December 2022, GSD entered into a business combination agreement with DarkPulse, Inc., a Delaware corporation, the material terms of which are included in GSD’s filings with the SEC. The Business Combination is expected to be consummated upon completion of closing conditions which include, among other things, the approval of the transaction by DarkPulse’s shareholders, satisfaction of the conditions stated in the definitive business combination agreement and other customary closing conditions, including that the SEC completes its review of the proxy statement/prospectus relating to the transaction, the receipt of certain regulatory approvals, and the approval by the Nasdaq to list the securities of the combined company.

For more information, visit www.gsd.xyz

Safe Harbor Statement

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the applicable securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

These forward-looking statements include, but are not limited to, statements regarding the terms and conditions of the proposed Business Combination related transactions disclosed herein, the timing of the consummation of such transactions, assumptions regarding shareholder redemptions and the anticipated benefits and financial position of the parties resulting therefrom. These statements are based on various assumptions and/or on the current expectations of GSD or DarkPulse’s management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of GSD and/or DarkPulse. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the amount of redemption requests made by GSD’s public shareholders; NASDAQ’s approval of GSD’s initial listing application; changes in the assumptions underlying DarkPulse’s expectations regarding its future business; the effects of competition on DarkPulse’s future business; and the outcome of judicial proceedings to which DarkPulse is, or may become a party.

If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that DarkPulse and GSD presently do not know or currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect expectations, assumptions, plans or forecasts of future events and views as of the date of this press release. DarkPulse and GSD anticipate that subsequent events and developments will cause these assessments to change. However, while DarkPulse and/or GSD may elect to update these forward-looking statements at some point in the future, each of DarkPulse and GSD specifically disclaims any obligation to do so, except as required by applicable law. These forward-looking statements should not be relied upon as representing DarkPulse’s or GSD (or their respective affiliates’) assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contact
Global System Dynamics, Inc.
(740) 229-0829

Company Profile
Global System Dynamics, Inc.
Headquarters: Houston, Texas, USA
Website: https://gsd.xyz/